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                                                                      Exhibit 11

                                   GBC BANCORP
                        Computation of Per Share Earnings

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

                                             2001                            2000                           1999

                                     Basic          Diluted         Basic          Diluted         Basic         Diluted
Average Shares Outstanding
   Common Stock                    11,673,000       11,673,000     11,554,000     11,554,000      12,430,000     12,430,000

Common Stock Equivalents
   Stock Options                           -           197,000             -         486,000              -         417,000

Assumed Repurchase of
   Treasury Shares                         -          (122,000)            -        (227,000)             -        (175,000)

Average Common Stock and Common
   Stock Equivalent Shares
   Outstanding                     11,673,000       11,748,000     11,554,000     11,813,000      12,430,000     12,672,000

Income before  Cumulative
   Effect of a Change in
   Accounting Principle          $ 27,640,000    $  27,640,000   $ 39,867,000   $ 39,867,000    $ 29,988,000   $ 29,988,000
Cumulative Effect of
   a Change in Accounting
   Principle                     $  4,962,000    $   4,962,000   $         -    $         -     $         -    $         -
Net Income                       $ 32,602,000    $  32,602,000   $ 39,867,000   $ 39,867,000    $ 29,988,000   $ 29,988,000

Earnings Per Share:
Income before Cumulative Effect
   of a Change in Accounting
   Principle                     $       2.37    $        2.36   $       3.45   $       3.37    $       2.41   $       2.37

Cumulative Effect of
   a Change in Accounting
   Principle                     $       0.42    $        0.42   $         -    $         -     $         -    $         -

Earnings Per Share               $       2.79    $        2.78   $       3.45   $       3.37    $       2.41   $       2.37

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